DENMARK BANCSHARES, INC.
                                EXHIBIT (21.1)

                             List of Subsidiaries

                                              Jurisdiction of
Name                                           Incorporation
-------------------------------------------------------------
1.  Denmark State Bank                           Wisconsin
2.  Denmark Agricultural Credit Corporation      Wisconsin
3.  McDonald-Zeamer Insurance Agency, Inc.       Wisconsin
4.  Denmark Investments, Inc.                     Nevada

All subsidiaries listed are 100% directly owned by Denmark Bancshares, Inc. except that Denmark Investments, Inc. is 100% owned by Denmark State Bank.